Exhibit 3.49

HAMLET H.M.A., LLC

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement of Hamlet H.M.A., LLC is made as of October 23, 2009 (the “Agreement”).

Section 1. Name of Company. The name of the limited liability company is Hamlet H.M.A., LLC (the “Company”).

Section 2. Address of the Company. The address of the Company is 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

Section 3. Formation. The Company was organized as the result of a conversion (the “Conversion”) of Hamlet H.M.A., Inc., a North Carolina corporation (the “Corporation”), to a North Carolina limited liability company under Section 55-11 A-11 and Section 55-11 A-12 of the North Carolina Business Corporation Act and Section 57C-9A-01 of the North Carolina Limited Liability Company Act (the “LLC Law”). The Conversion was made effective by the filing of Articles of Conversion including Articles of Organization on March 20, 2008 with the North Carolina Department of State, which Articles of Organization were amended by the filing of Amendment of Articles of Organization on October 23, 2009 (the “Articles”).

Section 4. Business of the Limited Liability Company. The purpose of the Company is to engage in any lawful business purpose. The Company has the authority to do all things necessary or convenient to accomplish this purpose and operate its business.

Section 5. Name, Ownership Interest and Address of the Sole Member. Carolinas JV Holdings, L.P., a Delaware limited partnership, is the sole member of the Company (the “Sole Member”). The Sole Member owns 1,000 units in the Company which represents a 100% ownership interest in the Company. The Sole Member’s address is 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

Section 6. Term. The Company began on June 17, 1987, the date the Articles of Incorporation of Hamlet H.M.A., Inc. were filed with the North Carolina Secretary of State, and, pursuant to the Conversion, became a limited liability company on March 20, 2008 and shall continue unless and until terminated by the Sole Member.

Section 7. Management. The Company shall be managed by Hospital Management Associates, Inc., a Florida corporation (the “Manager”), who shall control the business and affairs of the Company in accordance with the LLC Law.

Section 8. Officers. The Manager shall have plenary authority to direct the business and affairs of the Company and in so doing shall manage and control the Company and shall have all of the rights and powers that may be possessed by a manager of a North Carolina limited liability company. The Manager shall have the power to bind the Company and enter into obligations on behalf of the Company and to take any action which the Manager deems necessary or advisable with respect to the foregoing. The Company shall enter into a management agreement with the Manager.

Section 9. Banking. All funds of the Company shall be deposited in the name of the Company in such checking, money market, cash management or other types of depository or investment accounts maintained by financial institutions including, but not limited to, savings banks, investment banks, brokerage houses or money managers, as may be designated by the Manager or officers of the Company. All withdrawals from such accounts shall be signed by such person(s) as are authorized by the Manager in banking resolutions executed by the Manager with respect to any such account.

Section 10. Limitation of Liability; Indemnity.

(a) The Sole Member and the Manager will not be personally liable for monetary damages for any action taken as a member or manager of the Company, or for any failure to take any action, and the Sole Member and the Manager are not liable for any debts, obligations or liabilities of the Company whether arising in tort, contract or otherwise, solely by reason of being a member or manager of the Company.

(b) The Company shall indemnify, defend and hold harmless the Sole Member, the Manager and the Company’s officers and managers, and the heirs, beneficiaries, legal representatives, successors and assigns of each officer and manager of the Company and the Sole Member (each, an “Indemnified Party”) to the maximum extent permitted by applicable law from and against any and all actual or alleged losses, claims, damages, liabilities, costs or expenses of any nature whatsoever, including attorneys’ fees, arising out of or in connection with any action taken or omitted by the Indemnified Party pursuant to authority granted by or otherwise in connection with this Agreement. Any indemnity under this Section 10 shall be paid out of, and to the extent of, Company assets only, including insurance proceeds if available.

(c) All expenses reasonably incurred by an Indemnified Party in connection with a threatened or actual action or proceeding with respect to which such Indemnified Party is or may be entitled to indemnification under this Section 10 shall be advanced or promptly reimbursed by the Company to such Indemnified Party in advance of the final disposition of such action or proceeding upon receipt of an undertaking by such Indemnified Party or on such Indemnified Party’s behalf to repay the amount of such advances, if any, as to which such Indemnified Party is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which such Indemnified Party is entitled.

(d) No repeal or amendment of this Section 10, insofar as it reduces the extent of the indemnification of any person who could be an Indemnified Party shall, without the written consent of such person, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (a) the date of such repeal or amendment if on that date such person is not serving in any capacity for which such person could be an Indemnified Party or (b) the thirtieth day following delivery to such person of written notice of such amendment as to any capacity in which such person is serving on the date of such repeal or amendment for which such person could be an Indemnified Party. No amendment of the LLC Law shall, insofar as it reduces the permissible extent of the right of indemnification of an Indemnified Party under this

Section 10, be effective as to such Indemnified Party with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Section 10 shall be binding on any successor to the Company, including any limited liability company, corporation or other entity which acquires all or substantially all of the Company’s assets.

(e) The Company may, but need not, maintain insurance insuring the Company or persons entitled to indemnification under this Section 10 for liabilities against which they are entitled to indemnification under this Section 10 or insuring such persons for liabilities against which they are not entitled to indemnification under this Section 10.

(f) The indemnification provided by this Section 10 shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section 10. The Company is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section 10 to the full extent permitted by law.

(g) The Company, in such instances and to such extent as shall be determined by the Sole Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to the Sole Member and the Company’s officers and managers under this Section 10; and the Company may indemnify and advance expenses to persons who are not or were not employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of such person’s status as such a person to the same extent that the Company may indemnify and advance expenses to the Sole Member and the Company’s officers and managers under this Section 10.

Section 11. Distributions. The Company may make distributions to its Sole Member from time to time and in such manner as determined by the Manager in its sole discretion.

Section 12. Miscellaneous

(a) Adoption and Effect of this Agreement. This Agreement was adopted as the operating agreement of the Company by the Sole Member pursuant to the LLC Law as of the date first set forth above, and this Agreement shall supersede and replace the original operating agreement of the Company adopted on March 20, 2008.

(b) Ratification of Prior Actions; Resignation of Former Officers and Directors. The Sole Member hereby ratifies and adopts all previous acts of the officers and directors of the Corporation prior to the Conversion and of the officers of the Company subsequent to the Conversion on the Company’s behalf, including, but not limited to, contracts entered into.

(c) Captions. The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.

(d) Governing Law. This Agreement and the obligations of the Sole Member hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the principles of conflicts of laws.

(e) Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

(f) Default Rules. Except as expressly provided otherwise in this Agreement, the Company shall be governed by the LLC Law, including all of the statutory default provisions contained therein.

(g) Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section,” refers to the specified Section of this Agreement; and (v) the term “including” means including but not limited to.

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IN WITNESS WHEREOF, the Sole Member has signed this Amended and Restated Operating Agreement as of the date first written above for the purpose of adopting it as the operating agreement of Hamlet H.M.A., LLC.

CAROLINAS JV HOLDINGS, L.P.
	By:	Carolinas JV Holdings General, LLC its General Partner

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President

(Signature page to Amended and Restated Operating Agreement of Hamlet H.M.A., LLC)